Exhibit (a)(1)(E)

SUNTERRA CORPORATION

OFFER TO PURCHASE FOR CASH

ANY AND ALL OF ITS OUTSTANDING

3 3/4% SENIOR SUBORDINATED CONVERTIBLE NOTES DUE 2024

(CUSIP Number: 86787DAC3)

Pursuant to Offer to Purchase

Dated May 24, 2007

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Pursuant to the terms and conditions of the Indenture (the “Indenture”), dated as of March 29, 2004 by and between Sunterra Corporation, a Maryland corporation (the “Company”), and Wells Fargo Bank, National Association, as Trustee (the “Depositary”), relating to the 3 3/4% Senior Subordinated Convertible Notes due 2024 of the Company (the “Notes”), the Company is offering to purchase all outstanding Notes for $1,000 per $1,000 principal amount, plus any accrued and unpaid interest thereon to, but not including, June 22, 2007 (the “Purchase Price”), subject to the terms and conditions of the Indenture, the Notes and the enclosed Offer to Purchase dated May 24, 2007, including the accompanying Letter of Transmittal (together, the “Offer”).

We request that you contact your clients for whom you hold Notes regarding the Offer. For your information and for forwarding to your clients for whom you hold Notes registered in your name or in the name of your nominee, or who hold Notes registered in their own names, we are enclosing the following documents:

1.    Offer to Purchase dated May 24, 2007;

2.    A Letter of Transmittal relating to the Notes for your use and for the information of your clients;

3.    A Notice of Guaranteed Delivery relating to the Notes which is to be used to accept the Offer if certificates for Notes are not immediately available or time will not permit all required documents to reach the Depositary prior to 5:00 p.m., New York City time, on June 22, 2007 or if the procedure for book-entry transfer cannot be completed on a timely basis;

4.    A Notice of Withdrawal relating to the Notes which is to be used by registered holders of Notes desiring to withdraw the surrender of such Notes in the Offer if (i) Notes have been previously surrendered to the Depositary, or (ii) delivery of such Notes has been previously made by book-entry transfer to the Depositary’s account at DTC pursuant to the hook-entry transfer procedures described under the caption “Important Information Concerning the Offer—Procedures to be Followed by Holders Electing to Surrender Notes for Purchase” in the Offer to Purchase.

5.    A form letter which may be sent to your clients for whose account you hold Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6.    Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

Your prompt action is requested. This offer will expire at 5:00 p.m., New York City time, on June 22, 2007 (the “Purchase Date”). Notes tendered pursuant to the Offer may be withdrawn at any time before such time on the Purchase Date.

To participate in the Offer, a duly executed and properly completed Letter of Transmittal relating to the Notes (or facsimile thereof or Agent’s Message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Depositary, and certificates representing the Notes, or a timely confirmation of a hook-entry transfer of such Notes, should he delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

If a registered holder of Notes desires to tender, but such Notes are not immediately available, or time will not permit such holder’s Notes or other required documents to reach the Depositary before the Purchase Date, or the procedure for book-entry transfer cannot he completed on a timely basis, a Holder may elect to have the Company purchase such Notes by following the guaranteed delivery procedures described in the Offer to Purchase under “Important Information Concerning the Offer—Notice of Guaranteed Delivery—Procedures to be Followed by Holders Electing to Surrender Notes for Purchase.”

The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Offer to Purchase and the related documents to the beneficial owners of Notes held by them as nominee or in a fiduciary capacity. The Company will not make any payments to brokers, dealers, or others soliciting acceptances of the Offer.

Any inquiries you may have with respect to the Offer, or requests for additional copies of the enclosed materials, should he directed to Wells Fargo Bank, the Depositary, at its address and telephone number set forth on the front of the Offer to Purchase.

Very truly yours,

SUNTERRA CORPORATION

Nothing herein or in the enclosed documents will constitute you or any person as an agent of the Company or the Depositary, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the Offer, except for statements expressly made in the Offer to Purchase or the Letter of Transmittal.

Enclosures